Exhibit 10.39

NOTICE OF GRANT OF RESTRICTED STOCK UNIT AWARD
(TIME-VESTING)

SEALED AIR CORPORATION
2014 OMNIBUS INCENTIVE PLAN
FOR GOOD AND VALUABLE CONSIDERATION, Sealed Air Corporation (the “Company”) hereby grants this Restricted Stock Unit Award (the “Award”) of the number of Restricted Stock Units set forth in this Notice of Grant of Restricted Stock Unit Award (the “Notice”) to the Grantee designated in this Notice, pursuant to the provisions of the Company’s 2014 Omnibus Incentive Plan (the “Plan”) and subject to certain restrictions as outlined below in this Notice and the additional provisions set forth in the attached Terms and Conditions of Restricted Stock Units Award (the “Terms”). Together, this Notice, the attached Terms, and all Exhibits and Appendices to this Notice and the Terms constitute the “Agreement.” The terms and conditions of the Plan are incorporated by reference in their entirety into this Agreement. When used in this Agreement, the terms that are defined in the Plan shall have the meanings given to them in the Plan, as modified herein (if applicable).

Grantee:    #ParticipantName#

Grant Date:    #GrantDate#

Grant Date Fair Market Value:    #GrantDateFMV#

Number of Restricted Stock Units:    #QuantityGranted#

Vesting Schedule: Subject to the terms of the Plan and this Agreement, the Restricted Stock Units shall become earned and vested, and shares of Stock shall be issued in settlement of vested Restricted Stock Units, in accordance with the following schedule, in the event the Grantee does not have a Separation from Service prior to the applicable vesting date(s):

Vesting Date
#VestingDateandQuantity#

Only a whole number of Restricted Stock Units will become vested as of any given vesting date. If the number of Restricted Stock Units determined as of a vesting date is a fractional number, the number vesting will be rounded down to the nearest whole number with any fractional portion carried forward. No Restricted Stock Units shall become earned and vested following the Grantee’s Separation from Service, except as expressly provided in this Notice below, as applicable, or as otherwise provided pursuant to the terms of the Plan.

Impact of Separation from Service on Vesting: See Exhibit A

The Grantee must accept this Agreement electronically pursuant to the online acceptance procedure established by the Company within ninety (90) days of receipt of this Notice; otherwise, the Company may, in its sole discretion, rescind the Award in its entirety.

RSU Award

Exhibit 10.39

EXHIBIT A

Separation from Service

    (a)    Impact of Separation from Service. If the Grantee has a Separation from Service before any of the vesting date(s) specified under “Vesting Schedule” in the Notice, then any unearned Restricted Stock Units shall become earned and vested, or be canceled, depending on the reason for Separation from Service as follows:

                        (i)        Death or Disability. If the Grantee has a Separation from Service due to the Grantee’s death or Disability, any unearned Restricted Stock Units shall become immediately earned and vested as of the date of such Separation from Service.

                        (ii)       Good Reason. Notwithstanding anything in this Agreement to the contrary, if the Grantee has a Separation from Service for Good Reason, then any unearned Restricted Stock Units shall become immediately earned and vested as of the date of such Separation from Service.

(iii)      Any other Separation from Service. If the Grantee has a Separation from Service for any reason other than as specified in subparagraphs (i) or (ii) above, any Restricted Stock Units that were not already earned and vested pursuant to the schedule specified under “Vesting Schedule” in the Notice as of the date of the Separation from Service shall be immediately canceled as of the date of the Separation from Service.

    (b)    Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Disability” shall be defined as permanent and total disability as determined in each case by the Committee in its discretion, which determination shall be final. Notwithstanding the foregoing, if this Award constitutes nonqualified deferred compensation within the meaning of Section 409A(d) of the Code and provides for an accelerated payment in connection with any Disability, “Disability” shall have the same meaning as set forth in any regulations, revenue procedure, revenue rulings, or other pronouncements issued by the Secretary of the United States Treasury pursuant to Section 409A of the Code, applicable to such arrangements.

        “Good Reason” shall be defined as that term is defined in the Grantee’s offer letter or other applicable employment agreement; or, if there is no such definition, “Good Reason” means the Grantee’s Separation from Service following the initial existence of one or more of the following conditions without the consent of the Grantee: (i) a material diminution in the Grantee’s base compensation; (ii) a material diminution in the Grantee’s authority, duties, or responsibilities; or (iii) a material change in the geographic location at which the Grantee must perform the services; provided, however, that a relocation of less than fifty (50) miles from the Grantee’s then present location will not be considered a material change in geographic location. For a Separation from Service to be considered for Good Reason, the Grantee must provide notice to the Company of the existence of the condition described above within thirty (30) days of the initial existence of the condition, upon the notice of which the Company has thirty (30) days to remedy the condition. If the condition is not remedied by the Company within thirty (30) days of the notice, the Grantee must have a Separation from Service within thirty (30) days after the failure to remedy the condition.

RSU Award

TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT AWARD

The Restricted Stock Unit Award (the “Award”) granted by Sealed Air Corporation (the “Company”) to the Grantee specified in the Notice of Grant of Restricted Stock Unit Award (the “Notice”), to which these Terms and Conditions of Restricted Stock Unit Award (the “Terms”) are attached, is subject to the terms and conditions of the Plan, the Notice, these Terms, the general terms applicable to Awards granted to employees outside the U.S. set forth in Appendix A hereto, and any applicable country-specific provisions for Awards outside the U.S. set forth in Appendix B hereto. Together, the Notice, these Terms, and all Exhibits and Appendices to the Notice and these Terms constitute the “Agreement.” The terms and conditions of the Plan are incorporated by reference in their entirety into these Terms. When used in this Agreement, the terms which are defined in the Plan shall have the meanings given to them in the Plan, as modified herein (if applicable). A Prospectus describing the Plan has been delivered to the Grantee. The Plan itself is available upon request.

1.    Grant of Units.

(a)    As of the Grant Date set forth in the Notice, the Company grants to the Grantee the number of Restricted Stock Units (“Units”) set forth in the Notice. Each Unit represents the right to receive one share of Stock at a future date after the Unit has become earned and vested, subject to the terms and conditions of this Agreement.

(b)    The Units covered by this Award shall become earned and vested in accordance with the schedule set forth in the Notice. Each earned and vested Unit shall be settled on the date(s) specified in the Notice by issuance of one share of Stock on or as soon as administratively practicable (but no more than 75 days) after the applicable vesting and/or settlement date specified in the Notice, subject to the requirements of (i) Section 4 (Responsibility for Taxes), Section 6 (Regulatory Restrictions on the Shares Issued Upon Settlement), Section 7(m) (Recovery of Compensation), and Section 7(n) (Restrictive Covenants) of these Terms; and (ii) Section 18.9 of the Plan (regarding a potential six-month delay in settlement for Awards to certain Grantees to the extent determined by the Company to be necessary to comply with Section 409A).

(c)    Units constitute an unfunded and unsecured obligation of the Company. The Grantee shall not have any rights of a stockholder of the Company with respect to the shares of Stock underlying the Units unless and until the Units become earned and vested and are settled by the issuance of shares of Stock. Upon issuance of shares of Stock in connection with the settlement of vested Units, the Grantee shall be the record owner of the shares of Stock unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a stockholder of the Company (including voting rights).

(d)    The Grantee may designate a beneficiary to receive payment in connection with the Units in the event of the Grantee’s death in accordance with the Company’s beneficiary designation procedures, as in effect from time to time. If the Grantee does not designate a beneficiary, or if the Grantee’s designated beneficiary does not survive the Grantee, then the Grantee’s beneficiary will be the Grantee’s estate.

(e)    Units earned will accrue dividend equivalents (without interest) based on the dividend rates in effect during the vesting period applied to the number of Units the Grantee earns, which will be subject to the vesting provisions set forth in the Notice.  Cash dividend equivalents accrued on the earned Units will be paid in cash on or about the same time the earned Units are settled.

2.    Restrictions. Subject to any exceptions set forth in this Agreement, until such time as the Units become earned and vested and are settled in shares of Stock in accordance with Section 1, the Units or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred, or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer, or encumber the Units or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the Units will be forfeited by the Grantee and all of the Grantee’s rights to such Units shall immediately terminate without any payment of consideration by the Company.

3.    Cancellation of Rights. If any portion of the Units fail to become earned and vested (for example, because the Grantee fails to satisfy the vesting conditions specified in the Notice prior to a Separation from Service), then such Units shall be immediately forfeited as of the date of such failure and all of the Grantee’s rights to such Units shall immediately terminate without any payment of consideration by the Company.

4.    Responsibility for Taxes.

(a)    Regardless of any action the Company or the Affiliate that employs the Grantee (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account, or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items owed by the Grantee is and remains the Grantee’s responsibility and that such amount may exceed the amount actually withheld by the Company and/or the Employer. The Grantee further acknowledges that the Company and/or the Employer (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant or vesting of the Units, the issuance of shares of Stock upon settlement of the Units, the subsequent sale of shares of Stock, and the receipt of any dividends or dividend equivalents; and (ii) does not commit and is under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee becomes subject to tax in more than one jurisdiction, the Grantee acknowledges that the Company and/or the Employer (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)    Prior to vesting of the Units, the Grantee shall pay or make adequate arrangements satisfactory to the Company to satisfy all withholding obligations of the Company. In this regard, the Grantee authorizes the Company to withhold all applicable Tax-Related Items legally payable by the Grantee (i) from the Grantee’s wages or other cash compensation paid to the Grantee by the Company; (ii) from proceeds of the sale of the shares of Stock, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization without further consent); and/or (iii) by the Company retaining a portion of the vested Units to be settled.

(c)    Notwithstanding the foregoing, if the Grantee is subject to Section 16(b) of the Exchange Act, the Company will withhold shares of Stock from the shares of Stock to be issued upon payment of the Units, as described herein, and will not use the other means set forth in this Section 4.

(d)    The Company may withhold or account for Tax-Related Items by considering statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case the Grantee may receive a refund of any over-withheld amount in cash and will have no entitlement to the Stock equivalent. In the event of under-withholding, the Grantee may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding in Stock, for tax purposes, the Grantee is deemed to have been issued the full number of shares of Stock subject to the vested Units, notwithstanding that a number of shares are held back solely for purposes of paying the Tax-Related Items due as a result of any aspect of the Grantee’s participation in the Plan.

(e)    Finally, the Grantee shall pay to the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue and deliver shares of Stock in payment of any earned and vested Units if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items as described in this Section 4.

5.    Grantee Representations. The Grantee hereby represents to the Company that the Grantee has read and fully understands the provisions of this Agreement, the Prospectus, and the Plan, and that the Grantee’s decision to participate in the Plan is completely voluntary. Further, the Grantee acknowledges that the Grantee is relying solely on his or her own advisors with respect to the tax consequences of this Award.

6.    Regulatory Restrictions on the Shares Issued Upon Settlement. Notwithstanding the other provisions of this Agreement, the Committee shall have the sole discretion to impose such conditions, restrictions and limitations on the issuance of shares of Stock with respect to this Award unless and until the Committee determines that such issuance complies with (i) any applicable registration requirements under the Securities Act (unless the Committee has determined that an exemption therefrom is available), (ii) any applicable listing requirement of any stock exchange on which the Stock is listed, (iii) any applicable Company policy or administrative rules, and (iv) any other applicable provision of state, federal, or foreign law, including foreign securities laws where applicable.
7.    Miscellaneous.

(a)    Notices. Any notice that either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by intraoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as the Company may notify the Grantee from time to time; and to the Grantee at the Grantee’s electronic mail or postal address as shown on the records of the Company from time to time, or at such other electronic mail or postal address as the Grantee, by notice to the Company, may designate in writing from time to time.

(b)    Waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

(c)    Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof. Any prior agreements, commitments, or negotiations concerning the Award are superseded.

(d)    Binding Effect; Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and, to the extent not prohibited herein, their respective heirs, successors, assigns, and representatives. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and, as provided above, their respective heirs, successors, assigns, and representatives any rights, remedies, obligations, or liabilities.

(e)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law, and applicable federal law.

(f)    Dispute Resolution. In the event of any dispute, claim, question, or disagreement arising out of or relating to this Award, the parties shall use their best efforts to settle such dispute, claim, question, or disagreement. To this effect, they shall consult and negotiate with each other, in good faith, and, recognizing their mutual interests, attempt to reach a just and equitable resolution satisfactory to both parties. If the parties do not reach such a resolution within a period of thirty (30) days, then any such unresolved dispute or claim, upon notice by any party to the other, shall be submitted to and finally settled by arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) in effect at the time demand for arbitration is made by any such party. The parties shall mutually agree upon a single arbitrator within thirty (30) days of such demand. In the event that the parties are unable to so agree within such 30-day period, then within the following 30-day period, one arbitrator shall be named by each party. A third arbitrator shall be named by the two arbitrators so chosen within ten (10) days after the appointment of the first two arbitrators. In the event that the third arbitrator is not agreed upon, he or she shall be named by the AAA. Arbitration shall occur in the State of North Carolina or such other location as may be mutually agreed to by the parties. The award made by all or a majority of the panel of arbitrators shall be final and binding, and judgment may be entered based upon such award in any court of law having competent jurisdiction. The award is subject to confirmation, modification, correction, or vacation only as explicitly provided in Title 9 of the United States Code. The parties acknowledge that this Agreement evidences a transaction involving interstate commerce. The United States Arbitration Act and the Rules shall govern the interpretation, enforcement, and proceedings pursuant to this Section 7(f). Any provisional remedy that would be available from a court of law shall be available from the arbitrators to the parties to this Agreement pending arbitration. Either party may make an application to the arbitrators seeking injunctive relief to maintain the status quo, or may seek from a court of competent jurisdiction any interim or provisional relief that may be necessary to protect the rights and property of that party, until such time as the arbitration award is rendered or the controversy is otherwise resolved. To the full extent permitted by law and upon presentation of appropriate documentation, all reasonable legal fees and expenses incurred by the Grantee as a result of any dispute under this Section 7(f) involving the validity or enforceability of, or liability under, any provision of this Agreement shall be paid by the Company if the Company unreasonably or maliciously contested the validity or enforceability of any provision of this Agreement. By agreeing to binding arbitration, the Grantee hereby waives his or her right to a jury trial.

(g)    Venue. Any arbitration, legal or equitable action, or any proceeding arising directly, indirectly, or otherwise in connection with, out of, related to, or from the Agreement, or any provision hereof, shall exclusively be filed and adjudicated in Mecklenburg County, North Carolina and no other venue.

(h)    Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

(i)    Conflicts; Amendment. The provisions of the Plan are incorporated in this Agreement in their entirety. In the event of any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall control. This Agreement may be amended at any time by the Committee, provided that no amendment (including any action under Section 6.3 of the Plan) may, without the consent of the Grantee, materially impair the Grantee’s rights with respect to the Award. The Committee shall have full authority and discretion, subject only to the terms of the Plan, to decide all matters relating to the administration or interpretation of the Plan, the Award, and the Agreement, and all such action by the Committee shall be final, conclusive, and binding upon the Company and the Grantee.

(j)    No Right to Continued Employment. Nothing in this Agreement shall confer upon the Grantee any right to continue in the employ or service of the Employer, or affect the right of the Employer to terminate the Grantee’s employment or service at any time.

(k)    Further Assurances. The Grantee agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements that may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of this Agreement and the Plan.

(l)    Additional Acknowledgments; Appendix A and Appendix B. By accepting this Award, the Grantee acknowledges and agrees that this Award is subject to the general terms applicable to Awards granted to employees outside the U.S. set forth in Appendix A hereto and any applicable country-specific provisions for Awards outside the U.S. set forth in Appendix B hereto. If the Grantee relocates to another country during the life of the Award, the special terms and conditions (if any) for such country will apply to the Grantee to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A and Appendix B constitute part of this Agreement. The Grantee acknowledges that he or she should review the provisions of Appendix A and Appendix B carefully, as this Award will be null and void absent the Grantee’s acceptance of such provisions.

The Company reserves the right to impose other requirements on the Award to the extent that the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(m)    Recovery of Compensation. In accordance with Section 3.3 of the Plan, the Award is subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder (the “Dodd-Frank Clawback Rules”), (ii) any policies adopted by the Company to implement such requirements (including, but not limited to, the Sealed Air Corporation Clawback Policy), and (iii) any other policy the Company may adopt related to recovery of compensation (including, but not limited to, the Sealed Air Corporation Non-Executive Employee Clawback Policy), as in effect from time to time, all to the extent determined by the Committee to be applicable to the Grantee. For the avoidance of doubt, if the Dodd-Frank Clawback Rules, any implementing policy, or any other policy the Company may adopt related to recovery of compensation apply to the Grantee, then (A) the Grantee will not be entitled to earn or retain any portion of this Award that is determined to be erroneously awarded compensation, and (B) the Company may take action against this Award or any proceeds the Grantee receives from it to recover any erroneously awarded compensation the Grantee may have received from the Company (whether related to this Award or otherwise), all in accordance with the Dodd-Frank Clawback Rules, the implementing policy, and any other policy adopted by the Company related to recovery of compensation, as applicable, and subject to the requirements of applicable law.

(n)    Restrictive Covenants. If the Grantee is subject to any employment-related covenants (including covenants regarding non-competition, non-solicitation of customers/employees, and preservation of confidential information) under any agreement with the Company or any Affiliate, the vesting and receipt of benefits under this Award is specifically conditioned on the Grantee’s compliance with such covenants. To the extent allowed by and consistent with applicable law and any applicable limitations period, if it is determined at any time that the Grantee has materially breached any such covenant, the Company will be entitled to (i) cause any unvested portion of the Award to be immediately canceled without any payment of consideration by the Company and (ii) recover from the Grantee in its sole discretion some or all of the shares of Stock (or proceeds received by the Grantee from such shares of Stock) paid to the Grantee pursuant to this Agreement. The Grantee recognizes that if the Grantee breaches any such covenant, the losses to the Company and/or any Affiliate may amount to the full value of any shares of Stock paid to the Grantee pursuant to this Agreement.

(o)    Severability. The provisions of this Agreement are severable and, if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.